PLAN OF ACQUISITION
                          OF ALL THE OUTSTANDING STOCK
                                  OF PARKE BANK
                                       BY
                               PARKE BANCORP, INC.


         THIS PLAN OF ACQUISITION (the "Plan") is entered into as of this 26th day of January 2005, by and between PARKE BANK, a commercial bank organized under the laws of the State of New Jersey, with its principal office at 601 Delsea Drive, Washington Township, New Jersey 08080 (the "Bank") and PARKE BANCORP, INC., a corporation organized under the laws of the State of New Jersey with its principal office at 601 Delsea Drive, Washington Township, New Jersey 08080 ("Bancorp").

         WHEREAS, the Bank is desirous of forming a bank holding company because it believes that the holding company will provide it with future flexibility in undertaking the Bank's current activities and future new activities and may assist the Bank in raising capital and remaining an independent institution, if the Board determines that remaining independent is in the best interests of the Bank and its shareholders; and

         WHEREAS, the Bank's Board of Directors has determined that the formation of a holding company is in the best interest of the Bank's shareholders; and

         WHEREAS, Bancorp was formed under the New Jersey Business Corporation Act on behalf of the Bank at the direction of the Bank's Board of Directors; and

         WHEREAS, N.J.S. 17:9A-355 et seq. authorizes a New Jersey corporation and a state-chartered bank to enter into a plan of acquisition to exchange shares in the bank for shares in the holding company, to submit the plan to the New Jersey Department of Banking and Insurance for approval and implement the plan if it is approved by the Bank's shareholders, subject to the right of the Bank's shareholders to dissent and receive the fair value of their shares; and

         WHEREAS, the Boards of Directors of the Bank and Bancorp have adopted this Plan pursuant to the provisions of N.J.S. 17:9A-357.

         NOW, THEREFORE, the parties hereto agree as follows:


         1.0 Plan of Acquisition Required by Section 17:9A-357.

         1.1 Name and Address of Acquiring Corporation. The name and the address of the acquiring corporation is:

                      Parke Bancorp, Inc.
                      601 Delsea Drive
                      Washington Township, New Jersey 08080

         1.2 Name and Address of Participating Bank. The name and address of the participating bank is:

                      Parke Bank
                      601 Delsea Drive
                      Washington Township, New Jersey 08080

         1.3 Names and Addresses of Directors of the Acquiring Corporation. The names and addresses of the members of the Board of Directors of Bancorp are:

                 Name                              Mailing Address
                 ----                              ---------------
                 Fred G. Choate                    601 Delsea Drive
                                                   Washington Township, NJ 08080

                 Daniel J. Dalton                  601 Delsea Drive
                                                   Washington Township, NJ 08080

                 Celestino R. Pennoni              601 Delsea Drive
                                                   Washington Township, NJ 08080

         1.4 Shares of Other Banks Owned by Acquiring Corporation. Bancorp does not own any shares of capital stock of any other bank.

         1.5 Terms and Conditions of Acquisition. The terms and conditions of the acquisition are the terms set forth in Sections 2, 3, 5, and 6 hereof.

         1.6 Effective Date. The effective date shall be the date selected in accordance with Section 7 hereof.

         1.7 Other Provisions. There are no other provisions of the Plan except as set forth herein.

         2.0 Capitalization; Terms of Acquisition.

         2.1 Capitalization of Bancorp. Bancorp is authorized to issue 10,000,000 shares of common stock, par value $0.10 per share ("Common Stock") and 1,000,000 shares of serial preferred stock, par value $0.10 per share. Bancorp shall not issue any shares of capital stock prior to the Effective Date.

         2.2 Capitalization of the Bank. The Bank is authorized to issue 10,000,000 shares of common stock, par value $5.00 per share (the "Bank Common Stock"). As of December 31, 2004, 2,175,559 shares were issued and outstanding.

         2.3 Terms of Exchange. Upon the Effective Date, each outstanding share of the Bank Common Stock shall be converted into one share of Common Stock, subject to the rights of dissenting shareholders as provided in Section 4 hereof. Each outstanding option to purchase shares of Bank Common Stock under the Bank's 1999 Employee Stock Option Plan, 2002 Employee

Equity Incentive Plan and 2003 Stock Option Plan shall be converted into an option to purchase the same number of shares of Common Stock on the same terms and conditions, and each outstanding Warrant to Purchase Common Stock of Parke Bank issued upon the Bank's organization in 1998 shall be converted into a warrant to purchase the same number of shares of Common Stock on the same terms and conditions.

         3.0 Mode of Carrying into Effect the Plan of Exchange.

         3.1 Exchange Effective Immediately. Upon the Effective Date, each certificate representing shares of the Bank Common Stock (other than shares held by a dissenting shareholder) shall by virtue of the Plan and without any action on the part of the holder thereof, be deemed to represent the same number of shares of Common Stock, and shall no longer represent the Bank Common Stock. As set forth in Section 4 hereof, after the Effective Date, any dissenting shareholder who complies with the requirements of N.J.S. 17:9A-360 et seq. shall have only the rights accorded dissenting shareholders and such stock certificates shall not be deemed to represent shares of Common Stock or the Bank Common Stock.

         3.2 Issuance of Shares of Bank to Bancorp. Upon the Effective Date, the Bank shall issue to Bancorp one share of Bank Common Stock for each share of Bank Common Stock outstanding immediately prior to the Effective Date.

         3.3 Means of Effecting Exchange of Certificates of Bank Stock for Certificates in Bancorp. Upon or immediately after the Effective Date, the Bank shall notify each Bank shareholder of record on the Effective Date (except a holder who is a dissenting shareholder as provided in Section 4 hereof) of the procedure by which certificates representing the Bank Common Stock may be exchanged for certificates of Common Stock. The Bank's transfer agent, Registrar and Transfer Company, Cranford, New Jersey, shall act as exchange agent in effecting the exchange of certificates. After receipt of such notification, each holder shall be obligated to surrender the certificates representing the Bank Common Stock for exchange into certificates of Common Stock as promptly as possible.

         4.0 Dissenting Shareholders.

         Any shareholder of the Bank who desires to dissent from the transactions contemplated by the Plan shall have the right to dissent by complying with all of the requirements set forth in N.J.S. 17:9A-360 et seq., and, if the transactions contemplated by the Plan are consummated, shall be entitled to be paid the fair value of his shares in accordance with those provisions.

         5.0 Conditions for Consummation of the Plan and Right of the Bank to Terminate the Plan Prior to Consummation.

         5.1 Conditions for Consummation. The consummation of the transactions provided for under the Plan is conditioned upon the following:

                  (a) Approval of the Plan by the Commissioner of Banking of the State of New Jersey;

                  (b) Approval of the Plan by the holders of two-thirds (2/3) or more of the outstanding Bank Common Stock entitled to vote; and

                  (c) Non-objection of the Board of Governors of the Federal Reserve System to a notification by Bancorp of its proposed acquisition of Bank.

         5.2 Right of Bank to Terminate Plan Prior to the Effective Date. At any time prior to the Effective Date, the Board of Directors of the Bank may terminate the Plan if in the judgment of the Board of Directors the consummation of the Plan is inadvisable for any reason. To terminate the Plan, the Bank's Board of Directors shall adopt a resolution terminating the Plan and, in the event such termination occurs after the shareholders of the Bank have voted on the Plan, promptly give written notice that the Plan has been terminated to the shareholders of the Bank. Upon the adoption of the Board resolution, the Plan shall be of no further force or effect and the Bank and Bancorp shall not be liable to each other, to any shareholder of the Bank or to any other person by reason of the Plan or the termination thereof. Without limiting the reasons for which the Bank's Board of Directors may terminate the Plan, the Board may terminate the Plan if:

                  (a) The number of shareholders dissenting from the Plan and demanding payment of the fair value of their shares would in the judgment of the board render the Plan inadvisable; or

                  (b) The Bank or Bancorp fails to receive, or fails to receive in form and substance satisfactory to the Bank or Bancorp, any permit, license or qualification from any federal or state authority required in connection with the consummation of the Plan.

         6.0 Expenses.

         The Bank will bear all of the expenses incurred by the Bank and by Bancorp in connection with the Plan, including, without limiting the foregoing, all attorneys, accountants, and printing fees and all licensing fees incurred in connection with the Plan and the formation of Bancorp.

         7.0 Effective Date.

         The Plan shall become effective upon a date selected by the mutual agreement of the parties hereto (the "Effective Date"). The date so selected shall be within a reasonable period after the conditions set forth in Section
5.1 have been complied with and the Bank has received any approvals or consents without which it might terminate the Plan under Section 5.2. At least one week prior to the agreed upon Effective Date, the Plan shall be filed with the New Jersey Department of Banking and Insurance together with a certification by the President or a Vice President of the Bank that the Bank's shareholders have approved the Plan and a writing specifying the Effective Date.

         IN WITNESS WHEREOF, the Board of Directors of each of Parke Bank and Parke Bancorp, Inc. have authorized the execution of the Plan and caused the Plan to be executed as of the date first written above.

                                   PARKE BANK

ATTEST:


                                     By:   /s/Vito S. Pantilione
                                           -------------------------------------
David O. Middlebrook                       Vito S. Pantilione
---------------------------
Corporate Secretary                        President and Chief Executive Officer


                                           PARKE BANCORP, INC.

ATTEST:


                                     By:   /s/Vito S. Pantilione
                                           -------------------------------------
David O. Middlebrook                       Vito S. Pantilione
---------------------------
Corporate Secretary                        President and Chief Executive Officer